Chung Hua Bank Cheng Dong Branch Credit Approval Notice

Supermicro computers, Inc

1.    Thank you to the company in April 2022 applied for a change in credit conditions to the Bank. The case has been reviewed by the Bank and hereby notify the approval details as follows:
Unit: NT$1000

serial number	Credit granting projects	Approved amount/financing period	Interest rate conditions
1	Foreign Currency Loans - Import O/A	USD20,000 Period 180 days (cycle).
USD is charged at TAIFX33M or more for a period of +0.61% divided by 0.946, and if the calculated loan interest rate (before tax) does not reach next interest increase range, the loan interest will be calculated by the lower interest rate range based on tax included but shall not be lower than the Bank's low standard lending rate.

2	Export Loans - Export O/A	USD20,000 Period 120 days (cycle).
3	Medium-term lending - unsecured	NTD1,000,000,000,000/ 2026/10/15
The 1st to 3rd year shall be calculated according to the two-year floating interest of postal savings - 0.045%, the borrowing interest rate plus the handling fee shall not be less than 1.1%. The 4th to 5th years shall be calculated according to the two-year floating of postal savings + 0.355%, and the borrowing interest rate plus handling fee shall not be less than 1.2%.

2.    Other matters that your company should cooperate with:
(1)    No. 1 to 2 in above table shall not exceed USD20,000,000, and the latest date for the use of the credit shall be 2022.07.31.
(2)    In No. 3, if the credit use in other loan, beside this loan shall be withdraw, the handling fee occurred from the date of such default shall be repaid to National Development Commission; If the loan needs to be withdraw, the borrower shall retroactively pay the interest difference of the interest of the 2-year floating interest of postal savings since the date of the default plus the annual interest rate of 1.155 shall be added plus handling fee of the Bank.
(3)    The period of the loan in No. 3 is five years (including one year grace period), the interest should be paid on the 15th of each month on a monthly basis, and the principal shall be repaid in one month after the expiration of the grace period, with a total of 48 installments on a monthly basis, and 15 days as the date of amortization of the principal, and the loan maturity date is also 15 days.
(4)    The average balance of the deposits in the past three months and foreign currency deposits in the past three months is only reviewed every three months after the date of the first appropriation, if the average balance of deposits in the past three months does not reach 10% of the balance of the entire case of borrowing and financing, and the interest rate of TAIFX 3 with serial number 1 and serial number 2 is increased by 0.1%. In addition, serial number 3 charges an account management fee of 0.01% according to the balance of borrowing financing, but if the average balance of deposits in the past three months has reached 10% of the balance of borrowing financing in the next period, serial number 1 and the interest rate increase of serial number 2 is restored to the original application for increase in interest rate.
(5)    From the date of the first draw down, the cumulative cash flow in the Bank is required to reach NTD 250 million every three months (recalculated every three months), and if it is not satisfied, the interest rate for the whole case for the next three months will be increased by 0.15%.
(6)    If more than NTD 1 billion is used in this loan, and the average balance of three-month deposit shall be above 30% of this loan at the time of draw down.
(7)    The board of directors to the loan resolution is agreed to be provided.

3.    The Bank appoints the Account Administrator, Mr. Yang Junhuai, to handle the services and as contract window in this loan. Please cooperate with the Administrator.

4.    The Company reserves the right to consent or not, but the Bank reserves the right to grant credit in this case.
5.    This Notice is not of a binding in its nature and the Bank may increase or decrease the amount, interest (fee) rate, collateral and conditions at any time depending on the then current situation of the financial market and the value of the collateral.
Congratulations on business growing

Manager Huang Ming-Hua

May 13, 2022